UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2023

Direct Digital Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41261	87-2306185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1310 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 402-1051

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	DRCT	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	DRCTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2023, Direct Digital Holdings, Inc. (the “Company”), Direct Digital Holdings, LLC (“DDH LLC”), Huddled Masses LLC (“HM”), Colossus Media, LLC (“Colossus”) and Orange142, LLC (“Orange”) entered into an early opt-in election agreement (the “Early Opt-in Agreement”) with Lafayette Square Loan Servicing, LLC (“Lafayette Square”) and Lafayette Square USA, Inc., which converts the existing LIBOR-based rate under the Term Loan and Security Agreement, dated December 3, 2021 (as amended, the “2021 Credit Facility”) among DDH LLC, as borrower, the Company, HM, Colossus, and Orange, as guarantors, and Lafayette Square, as administrative agent, and the various lenders thereto, to a Term SOFR Rate with a credit spread of 0.15% per annum for interest periods of three months.  Additionally, the Early Opt-in Agreement amends clause (i) of the definition of “Benchmark Replacement” in the 2021 Credit Facility to provide for a Term SOFR Rate with credit spread adjustment of 0.10%, 0.15% or 0.25% per annum for interest periods of one month, three months, or six months, respectively.

A copy of the Early Opt-in Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Early Opt-in Agreement is qualified in its entirety by reference to the full text of the Early Opt-in Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2023, the Company announced that Susan Echard, the Company’s Chief Financial Officer, has separated from the Company, effective immediately. In connection with a transition plan, on June 5, 2023, the Board of Directors (the “Board”) of the Company appointed Diana P. Diaz as interim Chief Financial Officer. In this role, Ms. Diaz will assume the responsibilities of the principal financial officer and principal accounting officer until the Board appoints a permanent replacement.

Ms. Diaz, age 59, joins the Company from Sharps Compliance Corp. (previously Nasdaq listed (SMED) until its acquisition), a leading national healthcare waste management provider to customers in multiple healthcare-related markets, specializing in regulated waste streams including medical, pharmaceutical and hazardous, where she served for a total of 13 years, including as Senior Vice President and Chief Accounting Officer from February 2022 to February 2023 and Vice President and Chief Financial Officer from June 2010 to February 2022. Ms. Diaz’s prior positions include Chief Financial Officer of University General Hospital in Houston, Texas from September 2006 to May 2009, Controller at Memorial Hermann Healthcare System, Texas Medical Center from September 2002 to August 2006 and Controller of the wholesale group at Reliant Energy from July 1998 to May 2002. She started her career at Deloitte & Touche LLP, where she worked from July 1985 to June 1998, ending her tenure at that firm as Audit Senior Manager. Ms. Diaz received her BBA in Accounting from The University of Texas at Austin and her MBA from Rice University’s Jesse H. Jones Graduate School of Management.

There are no family relationships between or among Ms. Diaz and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There have been no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Ms. Diaz and the Company.

As set forth in her existing employment agreement, the Company expects to pay Ms. Echard severance payments equal to 12 months of her gross base salary, plus certain accrued benefits, conditioned on a general release of the Company against certain claims and continued compliance with the confidentiality, non-solicitation, and non-competition covenants in her existing employment agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Early Opt-in Election, dated June 1, 2023, by and among Direct Digital Holdings, Inc., Direct Digital Holdings, LLC, Huddled Masses LLC, Colossus Media, LLC, Orange142, LLC, Lafayette Square Loan Servicing, LLC and Lafayette Square USA, Inc.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2023 (Date)	Direct Digital Holdings, Inc. (Registrant)

/s/ Mark Walker
Mark Walker Chief Executive Officer